Exhibit 99.1

Accuray Announces Convertible Notes Exchange and Subscription

SUNNYVALE, Calif., May 6, 2021 — Accuray Incorporated (NASDAQ: ARAY) today announced that it has entered into privately negotiated agreements with the holders of its existing 3.75% senior convertible notes due 2022 (the “2022 Notes”) to exchange an aggregate of $82.1 million principal amount of 2022 Notes for approximately $97.1 million aggregate principal amount of a new series of 3.75% senior convertible notes due 2026 (the “New Notes” and such transaction, the “Exchange”). Accuray will also sell approximately $2.9 million aggregate principal amount of New Notes for cash (the “Subscription” and, together with the Exchange, the “Transactions”). The Transactions are expected to close on or about May 13, 2021, subject to customary closing conditions. Accuray anticipates $100.0 million in aggregate principal amount of the New Notes and $2.9 million of the 2022 Notes will be outstanding following closing of the Transactions.

Accuray estimates that the gross proceeds from the Subscription will be approximately $2.9 million, excluding fees and other offering expenses payable by Accuray. Accuray intends to use all of the net proceeds from the Subscription, together with a portion of its cash on hand, to repurchase an aggregate of approximately 3.1 million shares of its common stock in privately negotiated transactions with a financial intermediary at a price per share of $4.51, equal to the last reported sale price of Accuray common stock on May 6, 2021, in order to facilitate the Exchange. These repurchases could increase, or prevent a decrease in, the market price of Accuray’s common stock or the New Notes.

The New Notes will be senior, unsecured obligations of Accuray, will accrue interest payable semi-annually in arrears and will mature on June 1, 2026, unless earlier converted, redeemed or repurchased. The initial conversion rate will be 170.5611 shares of Accuray common stock per $1,000 principal amount of New Notes (equivalent to an initial conversion price of approximately $5.86 per share), subject to customary adjustments. The initial conversion price of the New Notes represents a premium of approximately 30% over the last reported sale price of Accuray’s common stock on May 6, 2021. The New Notes will be convertible into cash, shares of Accuray’s common stock or a combination of cash and shares of Accuray’s common stock, at Accuray’s election. Prior to the close of business on the business day immediately preceding March 1, 2026, the New Notes will be convertible at the option of holders only upon the satisfaction of certain conditions. Thereafter, holders of the New Notes may convert their new Notes at their option at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date.

Accuray may redeem for cash all or any portion of the New Notes, at its option, on or after June 5, 2024 if the last reported sale price of Accuray’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which Accuray provides notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which Accuray provides notice of redemption at a redemption price equal to 100% of the principal amount of the New Notes to be redeemed, plus accrued and unpaid special interest, if any, to, but excluding, the redemption date. If Accuray elects to redeem all or a portion of the New Notes, or upon the occurrence of certain corporate events, Accuray will, under certain circumstances, increase the conversion rate for holders who elect to convert New Notes during the related redemption period or in connection with such corporate event. If Accuray undergoes a “fundamental change,” holders of the New Notes may require Accuray to repurchase for cash all or any portion of their New

Notes at a fundamental change repurchase price equal to 100% of the principal amount of the New Notes to be repurchased, plus accrued and unpaid special interest if any, to, but excluding, the fundamental change repurchase date.

Neither the New Notes, nor any shares of Accuray’s common stock issuable upon conversion of the New Notes, have been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the New Notes, Accuray’s common stock potentially issuable upon conversion of the New Notes or any other securities, and will not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Accuray

Accuray is committed to expanding the powerful potential of radiation therapy to improve as many lives as possible. We invent unique, market-changing solutions designed to deliver radiation treatments for even the most complex cases—while making commonly treatable cases even easier—to meet the full spectrum of patient needs. We are dedicated to continuous innovation in radiation therapy for oncology, neuro-radiosurgery, and beyond, as we partner with clinicians and administrators, empowering them to help patients get back to their lives, faster. Accuray is headquartered in Sunnyvale, California, with facilities worldwide.

Safe Harbor Statement

Statements made in this press release that are not statements of historical fact are forward-looking statements and are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release relate, but are not limited, to the terms of the New Notes, the Exchange, and the repurchase. These forward-looking statements involve risks and uncertainties. If any of these risks or uncertainties materialize, or if any of the company’s assumptions prove incorrect, actual results could differ materially from the results expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, whether or not the company will be able to consummate the Exchange or the repurchase on the timelines or with the terms anticipated, if at all, and such other risks identified under the heading “Risk Factors” in the company’s quarterly report on Form 10-Q, filed with the Securities and Exchange Commission (the “SEC”) on April 30, 2021, and as updated periodically with the company’s other filings with the SEC.

Forward-looking statements speak only as of the date the statements are made and are based on information available to the company at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. The company assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not put undue reliance on any forward-looking statements.

Contacts

Joe Diaz	Beth Kaplan
Investor Relations, Accuray	Public Relations Director, Accuray
(602) 717-7804	(408) 789-4426
jdiaz@accuray.com	bkaplan@accuray.com